Filed pursuant to Rule 433
Registration Statement Nos. 333-290665 and 333-290665-01
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Class A Common Stock of Workday, Inc. due April 25, 2029
Term Sheet to Preliminary Pricing Supplement dated April 9, 2026
Summary of Terms
Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or “Guarantor”)
Underlying Stock:	The Class A common stock of Workday, Inc.
Pricing Date*:	April 20, 2026
Issue Date*:	April 23, 2026
Denominations:	$1,000 and any integral multiple of $1,000. References in the pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Contingent Coupon Payments:
On each Contingent Coupon Payment Date, you will receive a Contingent Coupon Payment at a per annum rate equal to the Contingent Coupon Rate if, and only if, the stock closing price of the Underlying Stock on the related Calculation Day is greater than or equal to the Coupon Barrier. Each Contingent Coupon Payment, if any, will be calculated per Security as follows: ($1,000 × Contingent Coupon Rate) / 4

Contingent Coupon Payment Dates:	Quarterly, on the third business day following each Calculation Day; provided that the Contingent Coupon Payment Date with respect to the Final Calculation Day will be the Maturity Date.
Contingent Coupon Rate:	At least 18.50% per annum, to be determined on the pricing date
Automatic Call:
If the stock closing price of the Underlying Stock on any of the quarterly Calculation Days from July 2026 to January 2029, inclusive, is greater than or equal to the Call Value, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security equal to the principal amount per Security plus a final Contingent Coupon Payment.

Calculation Days*:	Quarterly, on the 20th day of each January, April, July and October, commencing July 2026 and ending January 2029, and April 20, 2029 (the “Final Calculation Day”).
Call Settlement Date:	Three business days after the applicable Calculation Day
Maturity Payment Amount (per Security):
If the Securities are not automatically called, you will receive a
Maturity Payment Amount that could be equal to or less than
the principal amount per Security, determined as follows:
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if the Ending Price of the Underlying Stock on the Final Calculation Day is greater than or equal to the Threshold Price: $1,000; or
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if the Ending Price of the Underlying Stock on the Final Calculation Day is less than the Threshold Price:
$1,000 × Performance Factor of the Underlying Stock on the Final Calculation Day

Maturity Date*:	April 25, 2029
Performance Factor:	With respect to the Underlying Stock on any Calculation Day, the stock closing price on such Calculation Day divided by the Starting Price (expressed as a percentage).
Starting Price:	The stock closing price on the pricing date
Ending Price:	The stock closing price on the Final Calculation Day
Call Value:	90% of the Starting Price
Coupon Barrier:	60% of the Starting Price
Threshold Price:	60% of the Starting Price
Summary of Terms (continued)
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:
Up to 2.325% per Security; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 1.75% per Security and WFA may receive a distribution expense fee of 0.075% per Security.

CUSIP:	09711Q4Y6
Material Tax Consequences:	See the preliminary pricing supplement.
* Subject to change.
** In addition, selected dealers may receive a fee of up to 0.30% per Security for marketing and other services
Hypothetical Payout Profile (Maturity Payment Amount)
If the Securities are not automatically called prior to maturity and the Ending Price of the Underlying Stock on the Final Calculation Day is less than the Threshold Price, you will lose more than 40%, and possibly all, of the principal amount of your Securities at maturity.
Any return on the Securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of the Underlying Stock, but you will have full downside exposure to decreases in the value of the Underlying Stock on the Final Calculation Day if the Ending Price of the Underlying Stock is less than the Threshold Price.
The initial estimated value of the Securities as of the pricing date is expected to be between $916.75 and $966.75 per Security, which is less than the public offering price . The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-19 of the accompanying preliminary pricing supplement for additional information.
Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/70858/000191870426009686/form424b2.htm
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.
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Your investment may result in a loss; there is no guaranteed return of principal.
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Your return on the Securities is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Securities.
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The Securities are subject to a potential automatic call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Securities.
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You may not receive any Contingent Coupon Payments.
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Higher Contingent Coupon Rates are associated with greater risk.
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Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.
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The Contingent Coupon Payment, payment upon automatic call or Maturity Payment Amount, as applicable, will not reflect the price of the Underlying Stock other than on the Calculation Days.
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A Contingent Coupon Payment Date, a Call Settlement Date and the Maturity Date may be postponed if a Calculation Day is postponed.
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We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
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Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Securities.
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The public offering price you pay for the Securities will exceed their initial estimated value.
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The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or Wells Fargo Securities, LLC (“WFS”) or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

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BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.
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The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.
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Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Securities and their market value.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
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Any payments on the Securities will depend upon the performance of the Underlying Stock, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.
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The Securities may become linked to the common stock of a company other than the original Underlying Stock Issuer.
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We cannot control actions by the Underlying Stock Issuer.
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We and our affiliates have no affiliation with the Underlying Stock Issuer and have not independently verified any public disclosure of information.
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You have limited anti-dilution protection.
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The U.S. federal income tax consequences of an investment in the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated April 9, 2026, Product Supplement No. WF-1 dated December 8, 2025 and the Prospectus Supplement and Prospectus each dated December 8, 2025 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, Product Supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.